Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2014, with respect to the consolidated financial statements of Lone Star NGL LLC and subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 and for the period from March 21, 2011 (Inception) to December 31, 2011, included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Regency Energy Partners LP, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

December 16, 2014